The Articles of Association

                        For setting up XIANYANG DNON TECH

                    SPECIAL ELECTRO TECHNIQUE CO., LTD. USING

                         CHINESE AND ITALIAN INVESTMENT.


                                 1993 . 11 . 20


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               CATALOGUE

Chapter 1      General Provisions

Chapter 2      Purpose and Scope of Business

Chapter 3      The Total Amount of Investment and Registered Capital

Chapter 4      The Board of Directors

Chapter 5      Business Management Organization

Chapter 6      Finance and Accounting

Chapter 7      Profits Sharing

Chapter 8      Staff and Workers

Chapter 9      Duration, Termination and liquidation

Chapter 10     The Trade Union Organization

Chapter 11     Rules and Regulations

Chapter 12     Supplementary Articles

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                          Chapter 1 General Provisions

Article 1

        In accordance with "The Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and the contract signed by XianYang DEFLECTION GROUP CORP. (Party A) Xi'an JiaoTong University Electro Technique Co. LTD (Paryt B), Italy Dea Tech Machinery Spa (Party C), HONGKONG WAINLINK ENTERPRISES LIMITED (Party D), the articles of association for the Chinese and Italian Joint Venliner XIANYANG DNON TECH SPECIAL ELECTRO TECHNIQUE CO. LTD. hereby is formulated at XianYang city on 93.11.20.

Article 2

        The name of the joint venture company shall be XIANYANG DNON TECH SPECIAL ELECTRO TECHNIQUE CO. LTD . The legal address of the joint venture company is at XianYang city.

 Article 3

        The names and legal addresses of the parties to the joint venture are as follows:

        Party A: XianYang Deflection Group Corp. at WeiYan Xi Lu No. 70 XianYang Shaanxi China.

        Party B: Xi'an Jiao Tong University Electrical Technical Engineering Company at XianNing Xi Lu No. 28, Xi'an, China.

        Party C:      Dea Tech machinery S.p.a at CAMERI-C. So Sempione 39
                      Italy.

        Party D:      HongKong WainLink Enterprises Limited at RM. 1105,
                      HUA QIN.INTERNATIONAL BLDG., 340 QUEEN'S ROAD CENTRAL, HONG KONG.

Article 4

        The joint venture company is a Limited Liability company.

Article 5

        The jiont venture company has the Chinese legal person and is subject to the jurisdiction and protection of China's laws concerned. All its activities shall be governed by Chinese Laws, decrees and other pertinent rules and regulations.

                     Chapter 2 Purpose and Scope of Business

Article 6

        The purpose of the joint venture company is to produce economic cooperation and exchange information of the markets and absorb foreign funds, to purchase advanced equipment from aboard, to use scientific method of business and management and develop new technology and products into the Chinese domestic markets and the international market to increase export and foreign exchange earnings for obtaining satisfactory economic benefits for the parties to the


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joint venture company.

Article 7

        The business scope of the joint venture company is to design, manufacture, produce and sell special enamelling wires and varnish, high and new electrical technical products.

Article 8

        The scale of production of the joint venture company is 550 T each year.

Article 9

        Products of the joint venture company are in accordance with the chapter 7 of the contract. The joint venture company may sell its products on the Chinese domestic market and on the international market.

         Chapter 3 The Total Amount of investment and Registered Capital

Article 10

        The total amount of investment of the joint venture company is USD 1,500,000. Its registered capital is USD 1,500,000.

Article 11
        The investment contributed by each party is as follows:

        Party A:      XianYang DY Group. Co. is USD 675,000

        Party B: Xi'an JiaoTong University Electrical Technical Engineering Co. is USD 150,000 (including testing instrument and Cash).

        Party C: Italy DEA TECH machinery Co. is USD 300,000, all of that are for buying the enamalling wire machinery.

        Party D: HongKong WainLink Enterprises Limited is USD 375,000, all of that are for buying equipment.

Article 12

        The parties to the joint venture shall pay in all the investment subscribed according to the item 10, 11 in the contract.

Article 13

        After the investment is paid by the parties to the joint venture, a Chinese registered accountant invited by the joint venture company shall verify it and provides a certificate of verification. According to this certificate, the joint venture shall issue an investment certificate which includes the following items: names of the joint venture; date of the establishment of the joint venture; names of the parties and the investment contributed; date of the contribution of the investment; and the date of issuance of the investment certificate.

Article 14

        Within the term of the joint venture, the joint verture company shall not reduce its registered capital.

Article 15

        Should one party assign all or part of its investment subscribed, consent shall

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be obtained from the other party of the joint venture. When one party assign its investment, the other party has preemptive right.

Article 16

        Any increase on assignment of the registered capital of the joint venture company shall be approved by the board of directors and submitted to the original examination and approval authority for approval. The registration procedures for changes shall be dealt with at the original registration and administration office.


                        Chapter 4 The Board of Directors

Article 17

        The joint venture shall establish the board of directors which is the highest authority of the joint venture company.

Article 18

        The board of directors shall decide all major issues concerning the joint venture company. Its functions and powers are as follows:

--      adopting major rules and regulations of the company.

--      deciding to set up branches.

--      amending the articles of association of the company.

-- discussing and deciding the termination of production, termination of the company or merging with another economic organization.

-- deciding the engagement of the general manager, the vice general manager, etc.

-- being in charge of expiration of the company and the liquidation matters upon the expiration of the joint venture company.

--      other major issues which shalt be decided by the board of directors.

Article 19

The board of directors shall consist of 10 directors, of which 4 shall be appointed by Party A, 3 by Party B, 1 by Party C and 2 by Party D. The term of office for the directors is four years and may be renewed.

Article 20

        Chairman of the board shall be appointed by Party A, vice chairman are 2 members, one shall be appointed by Party C, one by Party B and one by Party D.

Article 21

        When appointing and replacing directors, a written notice shall be submitted to the board.

Article 22

        The board of directors shalt convene one meeting every year. An interim meeting of the board of directors may be held based on a proposal made by more than one third of the total number of directors.

Article 23

        The location of the board meeting shalt be decided by Party A, B, C and
D. It may be on the location of Party A or B in China, also on the location of Party C or D, abroad.

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Article 24

        The board meeting shall be called and presided over by the chairman. Should the chairman be absent, the vice chairman shall call and preside over board meeting.

Article 25

        The chairman shall give each director a written notice 30 days before the date of the board meeting. The notice shall cover the agenda, time and place of the meeting.

Article 26

        Should a director be unable to attend the board meeting, he may present a proxy in written form to the board. In case the director neither attends nor entrusts others to attend the meeting, he will be regarded as abstention.

Article 27

        The board meeting requires a quorum of over two-thirds of the total number of the directors. When the quorum is less than than two-thirds, the decisions adopted by the board meeting are invalid.

Article 28

        Detailed written records shall be made for each board meeting and signed by all directors or by the attending proxy. The record shall be made in Chinese and in English, and shall be filed with the company.

Article 29

        The issues which have been unanimously or mostly agreed upon by the board of directors shall be carried out according to the Article 23 in the chapter 9 of the contract, other issues shall be passed by over half of the total number.

                   Chapter 5 Business Management Organization

Article 30

        The joint venture company shall have one general manager and two vice general managers who engaged by the board of dircctors. The general manager shall be recommended by Party A.

Article 31

        The general manager is direct responsible to the board of directors. He shall carry out the decisions of the board of directors, organize and conduct the daily production, technology and operation and management of the joint venture company. The vice general managers shall assist the general manamger in his work and act the agent of the general manager or during his absence and exercise the functions of the general manager.

Article 32

        The term of office for the general manager and vice general managers shall be 4 years, and may be renewed at the invitation of the board of directors.

Article 33

        At the invitation of the board of directors, the chairman, vice-chairman or

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directors of the board may concurrently be the general managers, vice general managers or other highranking personnel of the joint venture company.

Article 34

        The general manager, vice genernal managers who ask for resignation shall submit their written reports to the board of directors in advance.

Article 35

        The high ranking personnel who are invited and work in the company shall not hold posts of other economic organizations in commercial competition with their own joint venture company.

Article 36

        In case any one of the above-mentioned persons conduct graft or serious dereliction of duty, they may be dismissed at any time upon the decision of the board. Those who violate the criminal law shall be under criminal sanction. If the Board can not be called in time, the chairman of the board may ask in written notes for the opinions of the directors of the board.

                        Chapter 6 Finance and Accounting

Article 37

        The finance and accounting of the joint venture company shall be handled in accordance with the "Stipulations of the Finance and Accounting System of the Joint Ventures Using Chinese and Foreign Investment" formulated by the Ministry of Finance of the People's Republic of China.

Article 38

        The fiscal year of the joint venture company shall coincide with the calendar year, i.e. from Jaunary 1 to December 31 on the Gregorian calendar.

Article 39

        All vouchers, account books, statistic statements and reports of the joint venture company shall be written in Chinese and in English.

Article 40

        The joint venture company adopts RMB as its accounts keeping unit. The conversion of RMB into other currency shall be in accordance with the exchange rate of the converting day published by the State Administration of Exchange Control of the People's Republic of China.

Article 41

        The joint venture company shalt open accounts in RMB and foreign currency with the Bank of China or other bank agreed by the Bank of China.

Article 42

    The accounting of the joint venture company shalt adopt the internationally used accrual basis and debit and credit accounting system in their work.

Article 43

        The following items shalt be covered in the financial accounts books:

1. The amount of overall cash receipts and expense of the joint venture company;

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2.      All material purchasing and selling of the joint venture company;

3.      The registered capital and debts situation of the joint venture company;

4. The time of payment, increase and assignment of the registered capital of the joint venture company.

Article 44

        The joint venture company shall work out the statement of assets and liabilities and losses and gains accounts of the past year in the first three monthes of each fiscal year, and submit to the board meeting for approval after being examined and signed by the auditor.

Article 45

        Parties to the joint venture have the right to invite an auditor to undertake annual financial check and examination at their own expense. The joint venture company shall provide convenience for the checking and examination.

Article 46

        The depreciation period for the fixed assets of the joint venture company shall be decided by the board of directors in accordance with the "Rules for the Implementation of the Income Tax Law of the People's Republic of China Concerning Joint Ventures with Chinese and Foreign Investment."

Article 47

        All matters concerning foreign exchange shall be handled in accordance with the "Provisional Regulations for Exchange Control of the People's Republic of China", and other pertaining regulations as well as the stipulations of the joint venture contract.

                            Chapter 7 Profits Sharing

Article 48

        The joint venture company shall draw reserve funds, expansion funds and bonuses and welfare funds for staff and workers after payment of taxes. The proportion of allocation is decided by the board of directors.

Article 49

        The joint venture company shall not distribute profits unless the tosses of previous fiscal year have been made up. Remaining profit from previous year can be distributed together with that of the current year.

Article 50

        After paying the taxes in accordance with law and drawing the various funds, the remaining profits will be distributed according to the proportion of each party's investment in the registered capital.

                           Chapter 8 Staff and Workers

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Article 51

        The employment, recruitment, dismissal and resignation of the staff and workers of the joint venture company and their salary, welfare benefits, labour insurance, labour protection, labour discipline and other matters shalt be handled according to the "Regulations of the People's Republic of China on Labour Management in Joint Venture Using Chinese and Foreign Investment" and its implementation rules.

Article 52

        The joint venture company his the right to take disciplinary actions, criticize oneself under stopping the salary and leaving the post, reduce salary and dismiss against those staff members and workers who violate the rules and regulations of the joint venture company and labour discipline. Discharging of workers shall be filed with the labour and personnel department in the locality.

Article 53

        The salary treatment of the staff and workers shall be set by the board of directors according to the specific situation of the joint venture, with reference to pertaining stipulations of China.

                 Chapter 9 Duration, Termination and Liquidation

Article 54

        The duration of the joint venture company shall be 12 years, beginning from the day when business license is issued.

Article 55

        An application for the extention of duration shall, proposed by 4 parties and approved at the board meeting, be submitted to the original examination and approval authority six months prior to the expiry date of the joint venture. Only upon its approval may the duration be extended, and the joint venture company shall go through registreation formalities for the alteration at the original registreation office.

Article 56

        The joint venture may be terminated before its expiration in case the parties to the joint venture agree unanimously that the termination of the joint venture is for the best interests of the parties. To terminate the joint venture before the term expires shalt be decided by the board of directors through a plenary meeting, and it shall be submitted to the original examination and approval authority for approval.

Article 57

        Upon the expiration or termination of the joint venture before its term ends, the board of directors shall work out procedures and principles for the liquidation, nominate candidates for the liquidation committee, and set up the liquidation committee for liquidating the joint venture company's assets.

Article 58

        The tasks of the Liquidation committee are: to conduct through check of the

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property of the joint venture company its claim and indebtedness; to work out the statement of assets and liabilities and list of property; to formulate a liquidation plan. All these shall be carried out upon the approval of the board of directors.

Article 59

        During the process of liquidation, the liquidation committee shall represent the company to sue and be sued.

Article 60

        The remaining property after the clearance of debts of the joint venture company shall be distributed among the parties to the joint venture according to the proportion of each party's investment in the registered capital.

Article 61

        The Liquidation expenses and remuneration to the members of the liquidation committee shall be paid in priority from the existing assets of the joint venture company.

Article 62

        After winding up of the joint venture company, its venture company, its account books shall be left in the care of the Party A.

                     Chapter 10 The Trade Union Organization

Article 63

         The staff and workers of the joint venture company have the right to establish trade union organization and carry out activities in accordance with the stipulations of the "Trade union Law of the People's Republic of China".

Article 64

        The trade union in the joint venture company is representative of the interests of the staff and workes. The tasks of the trade union are: to protect the democratic rights and material interests of the staff and workers pursuant to the law; to assist the joint venture company to arrange and make rational use of welfare funds and bonuses; to organize political, professional, scientific and technical studies, carry out literary, art and sports activities; and to enducate staff and workers to obseive labour discipline and strive to fulfil the economic tasks of the joint venture company.

Article 65

Persons in charge of the trade union of the joint venture company have the right to atten as nonvoting members and to report the opinions and demands of staff and workers to meetings of the books of directors hold to discuss issues such as production and operational activities, to treat bonuses and welfare, etc..

                        Chapter 11 Rules and Regulations

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Article 66

        Following are the rules and regulations formulated by the board of directors of the joint venture company:

1. Management regulations, including the powers and functions of the managerial branches and its working rules and procedures;

2.      Rules for the staff and workers;

3.      System of labour and salary;

4. System of work attendance record, promotion and awards and penalty for staff members and workers;

5.      Detailed rules of staff and worker's welfare;

6.      Financial system;

7.      Other necessary rules and regulations.

                        Chapter 12 Supplementary Articles

Article 67

        The amendments to the Articles of Association shall be unanimously agreed on and decided by the board of directors and submitted to the original examination and approval authority for approval.

Article 68

        The Articles of Association are written in Chinese Language and English language, the Chinese version shall prevail.

Article 69

        The Articles of Association shall come into effect upon the approval by the Minstry of Foreign Economic Relations and Trade of the People's Republic of China or its entrusted examination and approval authority.

        For Party A:                                        For Party B:


        For Party C:                                         For Party D: